                                                                Exhibit 10.1

                        DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement ("Agreement") is entered into as of __________, 1998 ("Effective Date") by and between PEOPLESOFT, INC. ("PEOPLESOFT"), a Delaware corporation with a place of business at 4460 Hacienda Drive, Pleasanton, California 94588 and MOMENTUM BUSINESS APPLICATIONS, INC. ("MOMENTUM"), a Delaware corporation with a principal place of business at 1301 Harbor Bay Blvd., Alameda, California 94502. PeopleSoft and Momentum shall be collectively referred to herein as the "Parties."

Whereas, the Parties intend to work together to develop software application products which shall be known as the Momentum Products, and which may be based on PeopleSoft's PeopleTools technology as set forth herein;

Whereas, the Parties also entered into the Marketing and Distribution Agreement ("Marketing Agreement") on the Effective Date for PeopleSoft's possible distribution of the proposed Momentum Products;

Whereas, the Parties have also entered into the Services Agreement ("Services Agreement") as of the Effective Date whereby PeopleSoft will provide Momentum various services, primarily of an administrative nature, as more completely specified therein;

Whereas, this Agreement, the Services Agreement and the Marketing Agreement are separate, yet interdependent agreements in the context of the PeopleSoft/Momentum business relationship; and

Whereas, this Agreement sets forth the manner in which Momentum can use Available Funds.

The Parties agree as follows:

DEFINITIONS

"Available Funds" means the Two Hundred and Fifty Million dollars ($250,000,000) in cash funding that PeopleSoft contributed to Momentum in furtherance of the formation of Momentum plus any accrued investment income, less any amounts expended under this Agreement and for related administrative expenses (inlcuding expenses under the Services Agreement).

"Contract Developer" shall mean PeopleSoft, or a third party developer, either of which may be contracted by Momentum to develop a particular Momentum Product.

"Contributed Technology" means any PeopleSoft software products or other technology that PeopleSoft agrees to provide to Momentum during the work plan and cost estimate approval process.

"Development Costs" means the fully burdened costs incurred by a Contract Developer for the purpose of developing a Momentum Product. Such development costs shall include all reasonable development related expenses including: i) the salaries, benefits, occupancy, and information technology costs incurred by personnel performing development activities defined under the work plan; ii) other reasonable out of pocket expenses, including third party consulting expenses incurred by the Contract Developer in the normal course of performing the development activities defined under the work plan; iii) the salaries, benefits, occupancy and information technology costs of full time development management; and iv) the allocated costs of development support activities such as testing and release management. "Developed Technology" means development tools or other core technologies (other than PeopleTools) which are developed or otherwise acquired by Momentum for the purpose of developing Momentum Products.

"Developed Technology Royalties" mean the royalties that PeopleSoft will pay to Momentum on any software product (other than a Momentum Product) licensed by PeopleSoft to end users that was developed by PeopleSoft using all or any part of the Developed Technology.

"Documentation" means only technical publications relating to the use of the PeopleSoft Technology, such as reference, user, installation, systems administrator and technical guides, and training curriculum delivered by PeopleSoft to Momentum.

 "Momentum Products" means the software applications, including pre-release versions, and associated documentation that are proposed by PeopleSoft and accepted by Momentum for development under this Agreement.

"Net License Fees" means the actual amount of license fees charged by PeopleSoft for an end user's use of any product containing Developed Technology, net of sales, technology witholding or VAT taxes, imputed fees for Support Services (such as bundled maintenance), consulting, and any third party royalties.

"Net Revenues" means the aggregate amount of Net License Fees received by PeopleSoft during any calendar quarter less the actual fully burdened development costs related to the Developed Technology which are incurred by PeopleSoft during the same quarter.

"PeopleSoft Technology" means PeopleTools, Documentation and all other Contributed Technology provided by PeopleSoft to Momentum and all corrections or updates thereto. PeopleSoft Technology includes all third-party software included in PeopleTools and any Contributed Technology that PeopleSoft has the right to provide and agrees to provide to Momentum. Technology acquired by PeopleSoft after the date of this Agreement shall not be considered PeopleSoft Technology unless such technology is expressly included in PeopleTools or provided to Momentum as Contributed Technology.

"PeopleTools" means all or any portion of the underlying technology in object or source code format, tools and documentation delivered by PeopleSoft to Momentum under this Agreement and any related extensions or future enhancements all of which serves as the foundation for all PeopleSoft software products.

"Purchase Option" means PeopleSoft's option to acquire all (but not less than all) of the outstanding callable Class A common stock of Momentum as set forth in Momentum's Restated Certificate of Incorporation.

"Support Services" means PeopleSoft's then current technical support and maintenance services for the PeopleSoft Technology. Support Services for general customers as of the Effective Date are as set forth in Exhibit B attached hereto. The Support Services initially provided by PeopleSoft to Momentum under this Agreement shall be substantially similar to those specified in Exhibit B and may be modified as required for purposes consistent with this Agreement.

1.   LICENSE GRANTS

     1.1 PeopleSoft grants Momentum a perpetual (subject to the section entitled "Default and Termination"), worldwide, non-exclusive, nontransferable license to use a reasonable number of copies of the PeopleSoft Technology solely for internal use purposes connected with this Agreement and solely in conjunction with Momentum's development, support, demonstration, and testing (and any related tasks) of the Momentum Products. In addition, Momentum may, with PeopleSoft's consent, sublicense third parties to use the PeopleSoft Technology for the same purposes.

     1.2 To the extent that it has, or in the future obtains, the right to do so, Momentum hereby grants PeopleSoft a perpetual, non-exclusive, irrevocable, unrestricted, worldwide right to use, market, manufacture, reproduce, copy, sublicense, distribute through PeopleSoft's then current worldwide channel distribution system (under the PeopleSoft name or otherwise pursuant to PeopleSoft's then current general licensing policies and methodologies), create derivative works, enhance and modify the Developed Technology.

     1.3 PeopleSoft shall provide Momentum with one copy of PeopleSoft Technology, with rights to make additional copies as reasonably necessary for the uses set forth in section 1.1. PeopleSoft shall also provide Momentum with one printed set of Documentation and Momentum shall have the option to acquire additional sets of Documentation at PeopleSoft's then current rates

2.   LICENSE EXCLUSIONS

     2.1 Except as expressly authorized herein, or subsequently approved in writing by PeopleSoft, Momentum shall not:

          a. copy or modify the PeopleSoft Technology other than as set forth in section 1.1;

          b. use PeopleSoft Technology to develop any software application products that compete with PeopleSoft Technology;

          c. cause or permit reverse compilation or reverse assembly of all or any portion of the PeopleSoft Technology;

          d. distribute, disclose, market, rent, lease or transfer to any third party any portion of the PeopleSoft Technology or the Documentation, or use the PeopleSoft Technology or Documentation in any service bureau arrangement or third party training other than to third party consultants under agreement and non-disclosure as mutually agreed upon between the Parties in writing;

          e. disclose the results of PeopleSoft Technology performance benchmarks to any third party without PeopleSoft's prior written notice;

          f. export PeopleSoft Technology in violation of U.S. Department of Commerce export administration regulations; and

          g.   invoke support libraries other than through documented API calls.


     2.2 No license, right, or interest in any PeopleSoft trademarks, trade name, or service mark is granted hereunder.

3.   DEVELOPMENT OF MOMENTUM PRODUCTS

     3.1 Defining development projects: PeopleSoft shall propose the development of certain Momentum Products to Momentum and shall submit work plans and cost estimates for such development initiatives using Exhibit A as a general outline. Momentum may approve all or any portion of a proposed work plan and cost estimate or may determine not to approve any proposed work plan and cost estimate. Notwithstanding the foregoing, Momentum shall not be obligated to fund development of Momentum Products in excess of amounts reflected in approved work plans and cost estimates.

     3.2  (a) Situations wherein PeopleSoft develops:

          If Momentum and PeopleSoft agree that PeopleSoft will do research and development work with respect to a Momentum Product, Momentum will pay PeopleSoft 110% of PeopleSoft's Development Costs incurred with respect to such product. PeopleSoft shall not be required to undertake activities that would result in Development Costs exceeding those reflected in approved work plans and cost estimates. Except as agreed to by the Parties, PeopleSoft shall not be required to devote any specific amount of time or resources to research and development activities under this Agreement.

          (b)  Situations wherein Third Parties develop:

          The Parties intend that they will discuss and agree upon the possible use of third parties to develop Momentum Products during the budget proposal and approval process. Any agreements between Momentum and third parties relating to Momentum Products or Developed Technology must include appropriate provisions for the protection of PeopleSoft Technology and PeopleSoft's rights under this Agreement, the Marketing Agreement, and the Services Agreement and as a holder of the Momentum Class B Common Stock. Subject to the foregoing, the amount and nature of work to be performed by third parties will be determined by Momentum.

     3.3 Momentum hereby grants PeopleSoft a right of first refusal with respect to any future financing proposed to be conducted by Momentum. If at any time, Momentum intends to raise more than $100,000 of capital in a transaction or series of transactions, Momentum shall provide PeopleSoft with notice of the proposed transaction including a summary of terms of the proposed transaction. If PeopleSoft desires to provide Momentum with the financing on the terms proposed by Momentum, it may do so by giving Momentum notice within 15 days of its receipt of the notice of the proposed financing. If PeopleSoft does not exercise its rights hereunder, Momentum shall have 60 days from the expiration of the foregoing 15 day period to complete the financing on the terms contained in the notice provided to PeopleSoft. If Momentum does not complete the financing within said 60 day period, PeopleSoft's rights hereunder shall be deemed to be revived.

     3.4 Momentum shall use diligent efforts to research and develop Momentum Products in accordance with approved work plans and cost estimates agreed to by the Parties pursuant to this Agreement. As of the Effective Date, the Parties contemplate the development of the following Momentum Products: electronic business, analytic applications and industry-specific software applications.

     3.5 The Parties intend to discuss and agree upon the use of Available Funds during the work plan and cost estimate approval process. Momentum may use the Available Funds only to develop or acquire Momentum Products and related technologies and for related administrative expenses. There are no restrictions on Momentum's use of its funds other than Available Funds to conduct its business as it determines.

     3.6 Momentum will invest the Available Funds in high quality marketable securities. Momentum may not encumber, pledge or otherwise take any action with respect to the Available Funds that could prevent the full expenditure of such funds under this Agreement. If PeopleSoft reasonably believes Momentum has or intends to use the Available Fund for purposes other than those allowed by this Agreement, PeopleSoft will have the right to require Momentum to make an affirmative pledge of the Available Funds to performance under this Agreement.

     3.7 Except with respect to Contributed Technology, PeopleSoft agrees to sublicense to Momentum any required third party software in which PeopleSoft has applicable distribution rights. Momentum shall be responsible for the payment of any technology access fees or royalties due third parties for the use of such third party software. Such payments shall constitute an authorized use of Available Funds, and shall be included in the determination of the total cost to develop Momentum Products.

4.   FEES AND PAYMENT TERMS / DEVELOPMENT COSTS

     4.1 Unless agreed otherwise by the parties with respect to Contributed Technology, PeopleSoft Technology shall be provided by PeopleSoft to Momentum under this Agreement at no license fee or royalty obligation.

     4.2 PeopleSoft shall pay Developed Technology Royalties to Momentum equal to one percent (1%) of Net Revenues on products (other than Momentum Products) sold or licensed by PeopleSoft that were developed by PeopleSoft using Developed Technology. If products for which a Developed Technology Royalty are due and products for which a Developed Technology Royalty are not due, are licensed under the same license agreement as a packaged solution for use by an End User, the Net License Fee computation will be appropriately pro-rated based on the associated weight of each product's respective list price . Developed Technology royalties shall be paid on a quarterly basis forty five (45) days after the end of each quarter.PeopleSoft's obligation to pay Developed Technology Royalties to Momentum shall cease ten (10) years after the Developed Technology is acquired or first identified as part of a work plan related to the development of a Momentum Product.

     4.3 PeopleSoft will invoice Momentum monthly for amounts due under section 3.2(a) and Momentum shall pay PeopleSoft such amounts within 30 days of invoice date.

5.   SUPPORT SERVICES

     5.1 During the period that this Agreement and the Marketing Agreement are in effect and provided that Momentum is current on all payment obligations under the Services Agreement, at no fee to Momentum, PeopleSoft shall provide Momentum with Support Services as more specifically defined in Exhibit C.

6.   TITLE AND PROTECTION / NON-DISCLOSURE

     6.1 PeopleSoft (or its third-party providers) retains title to all portions of the PeopleSoft Technology. Any modifications to the PeopleSoft Technology made by Momentum or any of its subcontractors (including PeopleSoft) to develop a Momentum Product in accordance with this Agreement shall be owned by PeopleSoft. PeopleSoft will not be obligated to make any royalty or other payments with respect to such PeopleSoft Technology or modifications.

     6.2 Title to the Momentum Products shall vest in Momentum, subject to PeopleSoft's underlying right, title and interest to PeopleSoft Technology. Title to the Developed Technology shall vest in Momentum, subject to PeopleSoft's license to use the Developed Technology as set forth in section 1.2 herein. Except as may be otherwise expressly set forth in this Agreement, title to any technology developed pursuant to this Agreement will vest in both PeopleSoft and Momentum and each will have full right to make, use, license and sublicense such technology without any obligation to the other.

     6.3 Title to the physical media for the PeopleSoft Technology vests in Momentum upon delivery. The PeopleSoft Technology contains valuable proprietary information, and Momentum shall not disclose the PeopleSoft Technology to anyone other than those of its employees or consultants under nondisclosure obligations who have a need to know for purposes consistent with this Agreement. Momentum shall affix, to each full or partial copy of

          PeopleSoft Technology made by Momentum, all copyright and proprietary information notices as affixed to the original.

     6.4 All information clearly marked "confidential" or which should be reasonably understood to be confidential by either party under this Agreement and provided to the other party shall be treated as confidential and shall not be disclosed, orally or in writing by the receiving party to any third party without the prior written consent of the disclosing party.

     6.5 The obligations set forth in this section entitled "Title and Protection / Non-disclosure" shall survive termination of this Agreement.

7.   LIMITED WARRANTY

     7.1 PeopleSoft represents that the PeopleSoft Technology does not infringe any patent, copyright or other third party intellectual property rights when used in accordance with the published specifications. PeopleSoft represents that the PeopleSoft Technology and all subsequent major releases thereon will perform substantially in accordance with the corresponding documentation for a period of one
          (1) year from the date of installation. PeopleSoft does not represent that the PeopleSoft Technology is error-free. In the event the PeopleSoft Technology does not perform substantially in accordance with the published specifications, PeopleSoft's sole obligation is limited to repair or replacement of the defective PeopleSoft Technology in accordance with its then current Support Services terms and conditions, provided Momentum notifies PeopleSoft of the deficiency within the one-year period and provided Momentum has installed all PeopleSoft Technology updates provided by PeopleSoft's Support Services.

     7.2 PEOPLESOFT DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.   DISCLAIMER OF CONSEQUENTIAL DAMAGES / LIMITATION OF LIABILITY

     8.1 PEOPLESOFT WILL NOT BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST DATA OR LOST PROFITS, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     8.2 EXCLUDING DAMAGES INCURRED UNDER THE ARTICLE ENTITLED "INDEMNIFICATION", PEOPLESOFT'S LIABILITY FOR DAMAGES UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE THEN CURRENT STANDARD LIST PRICE FOR A LICENSE TO PEOPLETOOLS. THE PARTIES AGREE TO THE ALLOCATION OF LIABILITY RISK THAT IS SET FORTH IN THIS SECTION.

9.   INDEMNIFICATION

     9.1 PeopleSoft shall indemnify and defend Momentum against any claims that the PeopleSoft Technology infringes any patent, copyright or trade secret; provided that PeopleSoft is given prompt notice of such claim and is given information, reasonable assistance, and authority to defend or settle the claim. In the defense or settlement of the claim, PeopleSoft may obtain for Momentum the right to continue using the PeopleSoft Technology or replace or modify PeopleSoft Technology so that it becomes noninfringing while giving substantially equivalent performance. PeopleSoft shall have no liability if the alleged infringement is based on: (i) a modification of PeopleSoft Technology by anyone other than PeopleSoft; or (ii) the use of PeopleSoft Technology other than in accordance with the Documentation.

     9.2 Momentum shall indemnify and defend PeopleSoft against any claims that the components of the Momentum Products or Developed Technology, that are developed by Momentum in furtherance of this Agreement and the Marketing Agreement infringes any patent, copyright or trade secret; provided that Momentum is given prompt notice of such claim and is given information, reasonable assistance, and authority to defend or settle the claim. In the defense or settlement of the claim, Momentum may obtain for PeopleSoft the right to continue using and marketing the Momentum Products or Developed Technology or replace or modify the Momentum Products or Developed Technology so that it becomes noninfringing while giving substantially equivalent performance. Momentum shall have no liability if the alleged infringement is based on: (i) a modification of the Momentum

          Product or Developed Technology by anyone other than Momentum or its subcontractors, if any; or (ii) the use of the Momentum Product or Developed Technology other than in accordance with the documentation provided by Momentum. To the extent Momentum elects to provide PeopleSoft with modifications to the PeopleSoft Technology, in every case and simultaneous with the delivery of such PeopleSoft Technology modifications, Momentum shall provide written notice to PeopleSoft that such PeopleSoft Technology modifications are provided "as-is" and "without any indemnification for third party infringement claims."

     9.3 The obligations set forth in this section entitled "Indemnification" shall survive the termination of this Agreement.

          9.3.1 Any expenditure of funds by Momentum to protect or defend its intellectual property against third parties other than PeopleSoft shall be considered an authorized use of Available Funds.

10.  DEFAULT AND TERMINATION

     10.1 Any of the following shall constitute an event of default:

          a. Momentum fails to perform any of its obligations under the sections entitled "License Exclusions" or "Title and Protection / Non-disclosure"; or

          b. Either party fails to perform any other material obligation under this Agreement and such failure remains uncured for more than thirty (30) days after receipt of written notice thereof.

     10.2 If an event of default occurs, the nondefaulting party, in addition to any other rights available to it under law or equity, may terminate this Agreement and all licenses granted hereunder by written notice to the defaulting party. Remedies shall be cumulative and there shall be no obligation to exercise a particular remedy. In the event this Agreement is terminated by PeopleSoft in connection with Momentum's breach of a material obligation under this Agreement, PeopleSoft shall be entitled to receive, as liquidated damages, the Available Funds. If PeopleSoft reasonably believes that such liquidated damages are inadequate, then PeopleSoft will be entitled to specific performance of Momentum's obligations under this Agreement in connection with such breach.

     10.3 This Agreement will automatically terminate upon the expiration of the Purchase Option; provided, however that PeopleSoft's obligation to pay Developed Technology Royalties will continue until the expiration of the respective royalty terms, even if the Purchase Option expires unexercised.

     10.4 Within fifteen (15) days after termination of this Agreement, except for copies of PeopleSoft Technology for use solely in connection with an agreed upon transition plan, Momentum shall certify in writing to PeopleSoft that all copies of the PeopleSoft Technology in any form, including partial copies within modified versions, have been destroyed or returned to PeopleSoft. The Parties shall also meet, discuss in good faith and agree to a transition plan (which shall not exceed two
          (2) years) to enable Momentum to transition the Momentum Products and customers using Momentum Products from PeopleTools technology to a different technology.

11.  NOTICES

     All notices shall be in writing and hand-delivered or sent by first class mail, overnight mail, courier, or transmitted by facsimile (if confirmed by such mailing), to the addresses indicated on the first page of this Agreement, or such other address as either party may indicate by at least ten (10) days prior written notice to the other party. Notices to PeopleSoft shall be addressed to the Legal Department.

12.  ASSIGNMENT

     Momentum may not assign this Agreement (by operation of law or otherwise) or sublicense PeopleSoft Technology without the prior written consent of PeopleSoft or as set forth in the event of certain contingencies as expressed in the Marketing Agreement, and any prohibited assignment or sublicense shall be null and void.

13.  GENERAL

     13.1 This Agreement is made in and shall be governed by the laws of the State of California, excluding choice of law principles. Any actions brought to enforce any of the provisions of this Agreement shall be fully and finally resolved by binding arbitration conducted by a mutually acceptable independent third party. Except for actions for breach of PeopleSoft's proprietary rights in PeopleSoft Technology or Momentum's proprietary rights in the Momentum Products, no action regardless of form, arising out of this Licensing Agreement may be brought by either party more than one year after the cause of action has accrued.

     13.2 The section headings herein are provided for convenience only and have no substantive effect on the construction of this Agreement. If any provision of this Agreement is held to be unenforceable, this Agreement shall be construed without such provision.

     13.3 The failure by a party to exercise any right hereunder shall not operate as a waiver of such party's right to exercise such right or any other right in the future. Neither party shall be liable to the other for any failure to perform due to causes beyond its reasonable control.

     13.4 No agency, partnership or employment is created by this Agreement. Momentum shall not use the name of PeopleSoft in any advertising, public relations or media release without the prior written consent of PeopleSoft.

     13.5 This Agreement replaces and supersedes any prior verbal understandings, written communications, and constitutes the entire agreement between the Parties concerning this subject matter. This Agreement may be amended only by a written document executed by a duly authorized representative of each of the Parties. This Agreement may be executed in counterparts.

This Agreement is made as of the Effective Date.


MOMENTUM BUSINESS APPLICATIONS, INC.       PEOPLESOFT, INC.


------------------------------------       ------------------------------------
Authorized Signature                       Authorized Signature


------------------------------------       ------------------------------------
Printed Name and Title                     Printed Name and Title

                                    EXHIBIT A
         OVERVIEW OF THE DEVELOPMENT EFFORT TO CREATE MOMENTUM PRODUCTS

PHASE 1. PROJECT INITIATION/GENERAL ARCHITECTURE.

     (a) DURATION. The approximate duration of Phase 1 shall be the first several months commencing on the Effective Date.

     (b) OBJECTIVES DURING PHASE 1: Based on input from sales personnel, customers, business partners and industry analysts, PeopleSoft will identify and prioritize product opportunities and present such opportunities to Momentum. For each product opportunity, high level business requirements are defined and documented. This initial product scope is reviewed and discussed with internal and external business process functional experts in an iterative review process that confirms a product's conceptual framework. Once the initial product scope is defined, the individual product features are identified and prioritized. In addition, new technologies that would be required to build and deploy the product are identified. For each product feature or new technology, a written summary of its business requirements is prepared and is reviewed with appropriate development personnel. Based on this review, product strategy and development personnel reach an initial agreement on the product's content and priorities for the initial release. Functional and technical designs are developed for each planned feature. Design reviews are held with teams comprised of product strategy, release testing, documentation, sample data and training personnel. During the design review process, this group ensures not only that the functional requirements are complete but also that the technical design meets the business needs

PHASE 2. DETAILED DESIGN AND PROTOTYPING.

     (a) DURATION. The Parties anticipate that Phase 2 may overlap with Phase 1 and shall commence during the month of the Project and end, depending on Momentum Product within months of the commencement of the project.

     (b)  OBJECTIVES DURING PHASE 2

          In developing a new product, the development team will code and unit test every feature in the products to ensure that the product created complies with the functional and technical requirements. These tasks are conducted using a reference development platform, and the functionality is designed to provide global capabilities based on requirements from a proxy set of countries around the world. All development issues are identified and addressed. At the same time, system test requirements and procedures are developed. Test strategies, product test plans, feature test requirements and test procedures are completed. During the development and port phase, documentation and curriculum development personnel work closely with the developers to design documentation and training courses. Upon substantial completion of development, the developed product is ported to support multiple hardware, database and operating system platforms, and release platforms are certified.

PHASE 3. DEVELOPMENT.

     (a) DURATION. The Parties anticipate that Phase 3 shall commence in the month of the project and end upon General Availability of the Momentum Product.

     (b) OBJECTIVES DURING PHASE 3 The product is delivered to a select group of Pre-General Availability customers for limited use. Pre-General Availability customers provide feedback on the features and functions as well as ease of use. Issues identified during this phase are generally resolved prior to the product being released as Generally Available. In addition, the combined product features are system tested on the primary development platform. These tests validate that the product and its features perform according to the specified business and functional requirements. All test failures are logged, reviewed and addressed. Release test requirements, plans and processes are developed and finalized. During this phase, the product is tested to validate it is operational on all supported platforms. The product is tested for (i) ease of use, (ii) ease of installation, (iii) ease of upgrade, (iv) volume and (v) performance. All incidents reported during release test are logged, reviewed and addressed. Once the product has met system and release test exit criteria, all sample data and documentation are finalized and incorporated into the master production product. Final validation and acceptance tests are performed.

                                    EXHIBIT B
                        MOMENTUM PRODUCT DEVELOPMENT PLAN

Product Name:
               -----------------------------------------------------------------

Description of Product:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Target Market Indication:

  Targeted geography:                   Targeted industries:
                     ------------------                      ------------------

  Current Year  market size  $           CAGR          # of entities
                              --------        -------                -----------

Estimated Development costs and Timetable:

Yr                # of FTEs                 Direct Costs               Indirect Costs            Total Costs
-----             ------------              --------------             --------------            ------------------

-----             ------------              --------------             --------------            ------------------

-----             ------------              --------------             --------------            ------------------

-----             ------------              --------------             --------------            ------------------

-----             ------------              --------------             --------------            ------------------

Totals                                      ==============             --------------            ------------------

Detailed list of features, functions, business processes and reports to be included in the Generally Available Version:

Agreed to by:              Momentum Business Applications, Inc.                 PeopleSoft, Inc.

                           -------------------------------             ----------------------------------

                                    EXHIBIT C
                 SOFTWARE SUPPORT SERVICES TERMS AND CONDITIONS

Software Support Services Terms and Conditions ("SUPPORT SERVICES") are referenced in and incorporated into the Software License and Services Agreement ("Agreement") between PeopleSoft and Licensee. Capitalized terms have the same meaning as they do in the Agreement.

1.   COVERAGE

     PeopleSoft provides Licensee with Support Services for the Software at the Site in exchange for payment of the applicable Support Services fees. Only designated Licensee employees may contact PeopleSoft for the provision of Support Services. Licensee may acquire Support Services for additional Licensee sites by paying PeopleSoft the applicable annual secondary site Support Services fee.

2.   SOFTWARE MAINTENANCE

     PeopleSoft will periodically issue the following technical and functional improvements to Software:

     (1)  Fixes to Errors; (2) Updates; and (3) Enhancements

3.   PRIORITY LEVEL OF ERRORS

     PeopleSoft shall address Errors in accordance with the following protocols:

     Priority 1-Critical Level: PeopleSoft promptly: (1) designates PeopleSoft specialist(s) to correct Error; (2) provides expanded communication on correction status; and (3) escalates troubleshooting a Workaround or Fix.

     Priority 2-Urgent Level: PeopleSoft promptly: (1) designates PeopleSoft specialist(s) to correct Error; (2) provides ongoing communication on correction status; and (3) initiates troubleshooting a Workaround or Fix.

     Priority 3-Standard Level: PeopleSoft: (1) assigns PeopleSoft specialist(s) to commence correction of Error; and (2) exercises all commercially reasonable efforts to include the Fix for Error in the next Update.

     Priority 4-Base Level: PeopleSoft: (1) assigns Error to case management and tracking; and (2) may include the Fix for Error in the next Update.

4.   TELEPHONE SUPPORT

     PeopleSoft provides telephone support concerning Software installation and use. Except for designated holidays, standard telephone support hours are Monday through Friday, 4:00 a.m. to 6:30 p.m., Pacific Time. Telephone Support is also available 24-hours-a-day, 7-days-a-week for in-production customers who need to resolve critical production problems outside of standard support hours.

5.   ACCOUNT MANAGER

     PeopleSoft assigns an account manager to assist with the support relationship between PeopleSoft and Licensee. Licensee will reimburse PeopleSoft for the reasonable travel and living expenses of the account manager for on-site support activity.

6.   PEOPLESOFT CUSTOMER CONNECTION

     a. PeopleSoft Customer Connection is an on-line, self-service system that features postings by PeopleSoft and customers regarding technical and non-technical topics of interest. Licensee may access PeopleSoft Customer Connection via Internet access at its own expense.

     b. Software Updates, Enhancements, and Fixes may be delivered to Licensee through PeopleSoft Customer Connection, or by mail from PeopleSoft on Licensee's written request. PeopleSoft information posted to Customer Connection is confidential and proprietary and shall only be used in connection with Licensee's use of the Software and informational communications with other PeopleSoft Customer Connection participants. PeopleSoft shall have the right to publish, modify and distribute any information or software provided by Licensee to Customer Connection in all languages. Licensee shall not use PeopleSoft Customer Connection for advertising or public relations purposes and shall only submit information to PeopleSoft Customer Connection that Licensee owns or has permission to use in such manner.

     c. To diminish exposure to software viruses, PeopleSoft tests and scans all information entered by PeopleSoft for software viruses prior to submitting it to PeopleSoft Customer Connection. Licensee shall also use a reliable virus detection system on any software or information posted to PeopleSoft Customer Connection, utilize back-up procedures, monitor access to PeopleSoft Customer Connection, promptly notify PeopleSoft of any virus detected within Licensee's systems associated with PeopleSoft Customer Connection and generally exercise a reasonable degree of caution when utilizing information from PeopleSoft Customer Connection. PeopleSoft does not warrant that PeopleSoft Customer Connection will operate without interruption or without errors. PeopleSoft reserves the right to modify or suspend PeopleSoft

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          Customer Connection service in connection with PeopleSoft's provision of Support Services. PeopleSoft assumes no responsibility for anything posted by anyone other than PeopleSoft, including, but not limited to, information about PeopleSoft software, modification code, or portions thereof.

7.   FEES

     The initial period of Support Services for the Site is indicated in the Schedule and included in the Software license fee; thereafter, in the event Licensee elects to continue to receive Support Services, Licensee shall pay PeopleSoft the annual Support Services fee as set forth in the Schedule. Support Services are billed on an annual basis, payable in advance. Unless Licensee has provided proof of tax-exempt status, Licensee is responsible for all taxes associated with Support Services, excluding taxes based on PeopleSoft's income. Licensee's payment shall be due within thirty (30) days of receipt of the PeopleSoft invoice. Should Licensee elect not to renew Support Services and subsequently requests Support Services, PeopleSoft shall reinstate Support Services only after Licensee pays PeopleSoft the annual then-current fee plus all cumulative fees that would have been payable had Licensee not suspended Support Services.

8.   TERM AND TERMINATION

     Unless otherwise expressly set forth in the Agreement, Support Services shall be provided for a period of one (1) year from the Schedule Effective Date, and shall be extended each additional year unless terminated by either party. Each one (1) year term shall commence on the anniversary of the Schedule Effective Date.

     Either party may terminate the Support Services provisions at the end of any support term by giving the other party written notice at least ninety
     (90) days prior to the end of the term.

     If Licensee fails to make payment pursuant to the section titled "Fees", or Licensee breaches the Support Services provisions and such breach has not been cured within thirty (30) days of receipt of written notice of breach, PeopleSoft may suspend or cancel Support Services.

9.   EXCLUSIONS

     PeopleSoft shall have no obligation to support:

          a.   Substantially altered, damaged or modified Software;

          b. Software that is not the then-current release, or a Previous Sequential Release;

          c. Errors caused by Licensee's negligence, hardware malfunction, or other causes beyond PeopleSoft's reasonable control;

          d. Software installed in a hardware or operating environment not supported by PeopleSoft; and

          e.   Third party software not licensed through PeopleSoft.

10.  GENERAL

     All Updates, Enhancements and Fixes provided to Licensee are subject to the terms and conditions of the Agreement. PeopleSoft may modify Support Services on an annual basis to reflect current market condition upon reasonable notice.

11.  DEFINITIONS

     "ENHANCEMENT" means a technical or functional addition to the Software delivered with a new Software release to improve functionality and/or operations.

     "ERROR" means a Software malfunction that degrades the use of the Software.

     "FIX" means the repair or replacement of source, object or executable code Software versions to remedy an Error.

     "PREVIOUS SEQUENTIAL RELEASE" means a Software release for a particular operating environment that has been replaced by a subsequent Software release in the same operating environment. PeopleSoft will support a Previous Sequential Release for a period of eighteen (18) months after release of the subsequent release. Multiple Previous Sequential Releases may be supported at any given time.

     "PRIORITY 1" means an Error that renders the Software inoperative or causes the Software to fail catastrophically.

     "PRIORITY 2" means an Error that affects performance of the Software and prohibits Licensee's use of the Software.

     "PRIORITY 3" means an Error that affects performance of the Software, but does not prohibit Licensee's use of the Software.

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     "PRIORITY 4" means an Error that causes only a minor impact on the use of the Software.

     "UPDATE" means all published revisions to the Documentation and one (1) copy of the new Software release not designated by PeopleSoft as new products or functionality for which it charges separately.

     "WORKAROUND" means a change in the procedures followed or data supplied to avoid an Error without significantly impairing Software performance.


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